Exhibit 99.1

Contact:

Sinoenergy Corporation	CCG Elite Investor Relations Inc.

Ms. Laby Wu, CFO	Mr. Crocker Coulson, President

Phone: +86-10-8492-8149 Email: labywu@sinoenergycorporation.com	Phone: +1-646-213-1915 (New York) Email: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

Sinoenergy Corporation Announces

Opening of First CNG Station in Xuancheng City

BEIJING, China - November 19, 2007 -Sinoenergy Corporation (OTC Bulletin Board: SNEN), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment and a designer, developer and operator of CNG filling stations in China, announced today that its first CNG filling station in Xuancheng City is now open and has begun selling compressed natural gas to vehicles as of November 16, 2007.

This station is located in the development zone within the Central area of Xuancheng City, in Anhui Province. The station’s designed daily gas supply capacity is 10,000 cubic meters, which can supply 300 taxis or 150 buses per day. This station has four filling outlets and is open 24 hours a day, seven days a week.

Xuancheng City is located in Anhui Province and has a population of approximately 3 million, with approximately 1,000 buses and 2,000 taxis.

Sinoenergy’s wholly-owned subsidiary, Xuancheng Sinoenergy, is presently the only company authorized to construct and operate CNG stations in Xuancheng City. Currently, Sinoenergy has two additional stations under construction that are expected to go into operation in January 2008.

"We are pleased to announce the opening of our first CNG filling station in Xuancheng City, which is another important milestone in developing our CNG business in Central and Eastern China,” said Mr. Bo Huang, CEO of Sinoenergy Corporation.”

About Sinoenergy:

Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as an operator of CNG stations in China. In addition to its CNG related products, the Company also manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company’s ability to raise additional capital to finance the Company’s activities; estimated demand for CNG from vehicles in the target markets;potential delays in obtaining approval and completing construction of planned CNG filling stations; the availability of CNG and the terms on which CNG can be purchased; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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